INVESTMENT ADVISORY AGREEMENT

This investment advisory agreement (the “Agreement”) is made and entered into effective as of December 20, 2021, by and between Connors Funds, a Delaware statutory trust (the “Trust”), on behalf of Connors Hedged Equity Fund, a series of shares of the Trust (the “Fund”), and Connors Investor Services, Inc., a Pennsylvania corporation (the “Adviser”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has designated the Fund as a series of interests in the Trust; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of asset management; and

WHEREAS, the Trust desires to retain the Adviser to render certain investment management services to the Fund, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                  Obligations of the Investment Adviser.

(a)               Services. The Adviser agrees to perform the following services (the “Services”) for the Trust:

(i)                 manage the investment and reinvestment of the assets of the Fund;

(ii)              determine, in its discretion, the investments to be purchased, retained, lent or sold (and implement those decisions) with respect to the Fund;

(iii)            provide the Trust and the Fund with records concerning the Adviser’s activities under this Agreement that the Trust and the Fund are required to maintain; and

(iv)             render regular reports to the Trust’s board of trustees (the “Board”) and officers concerning the Adviser’s discharge of the foregoing responsibilities.

The Adviser will discharge the Services and its other obligations hereunder subject to the control of the Board and officers of the Trust and in compliance with: (i) the Trust’s Declaration of Trust and Bylaws; (ii) such policies as the Board may from time to time establish; (iii) the Fund’s objectives, policies and limitations as set forth in its prospectus and statement of additional information, as the same may be amended from time to time (together with (ii), collectively, the “Investment Policies”); and (iv) all applicable laws and regulations.

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(b)               Sub-Advisers. All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser or through such other parties as the Adviser may determine from time to time, including, without limitation, to the extent approved by the Board, and consistent with the 1940 Act and with all applicable laws and regulations (hereinafter collectively referred to as the “Rules”), any investment sub-adviser. In such case, the Adviser will oversee the sub-adviser in carrying out the Services and such retention of one or more sub-advisers will in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser will, subject to Section 8 of this Agreement, be responsible to the Trust for all acts or omissions of any sub-adviser in connection with the performance of the Adviser’s duties hereunder.

(c)               Change in Management or Control. The Adviser will provide at least sixty (60) days’ prior written notice to the Trust of any change in the ownership or management of the Adviser, or any event or action that may constitute a change in “control,” as that term is defined in Section 2 of the 1940 Act. The Adviser will provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Fund.

(d)               Proxy Voting. The Adviser will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that the Adviser deems, in good faith, to be in the best interest of the Fund and in accordance with its proxy voting policy. The Adviser agrees to provide a copy of its proxy voting policy to the Trust prior to the execution of this Agreement, and any amendments thereto promptly.

(e)               Trustees and Officers. The Adviser will authorize and permit the Adviser’s directors, officers and employees who may be elected or appointed as members of the Board or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust, except as provided in Section 2(b) of this Agreement.

(f)                Books and Records. The Adviser will ensure that all financial, accounting and other records required to be maintained and preserved by the Adviser on behalf of the Trust are maintained and preserved by it in accordance with applicable laws and regulations. All books and records prepared and maintained by the Adviser for the Trust and the Fund under this Agreement are the property of the Trust and the Fund and, upon request therefor, the Adviser will surrender to the Trust and the Fund such of the books and records so requested; provided, however that the Adviser may maintain a copy of the same for the Adviser’s records. Both the Adviser and the Trust will maintain, or arrange for others to maintain, the books and records of the Trust in such a manner that treats the Fund as a separate entity for federal income tax purposes.

(g)               Reports and Filings. The Adviser will assist in the preparation of (but not pay for) all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund and Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

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2.                  Expenses and Personnel.

(a)               The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Board and officers of the Trust to perform the Services on the terms and for the compensation provided herein; provided, however, that the Trust may pay a portion of the compensation of the Trust’s chief compliance officer, notwithstanding that such person may also be an employee of the Adviser. The Adviser will authorize and permit any of its officers, directors and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected.

(b)               Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, the Trust and the Fund, as applicable, will pay all costs and expenses in connection with its operation.

(c)               In the event that the Adviser pays or assumes any expenses of the Trust not required to be paid or assumed by the Adviser under this Agreement, the Adviser will not be obligated hereby to pay or assume the same or any similar expense in the future; provided, however, that nothing herein contained will be deemed to relieve the Adviser of any obligation to the Fund under any separate agreement or arrangement between the parties.

3.                  Code of Ethics. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Adviser will provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent “access persons” (as that term is defined in Rule 17j-1 under the 1940 Act) from violating the code.

4.                  Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund; provided, however, that the Adviser will not direct orders to an affiliated person of the Adviser without general prior authorization to use such affiliated broker or dealer from the Board. With respect to brokerage selection, the Adviser will seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. Subject to any policies adopted by the Trust on behalf of the Fund from to time to time, the Adviser may, in its discretion, purchase and sell Fund portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that such transactions comply with Trust and Fund policies and the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the

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Fund and its other clients over the long-term. The Adviser will promptly communicate to the Board and the officers of the Trust such information relating to portfolio transactions as they may reasonably request. The Trust hereby authorizes any entity or person associated with the Adviser or any sub-adviser retained by the Adviser pursuant to Section 1(b) of this Agreement, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be consistent with its fiduciary obligations to the Fund and to such other clients.

5.                  Compensation of the Adviser. The Fund will pay to the Adviser an investment advisory fee (the “Fee”) equal to an annualized rate of 0.80% of the average daily net assets of the Fund. The Fee will be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and/or Statement of Additional Information, and will be paid to the Adviser by the Fund within five (5) days after such calculation. If this Agreement is effective for only a portion of a month with respect to the Fund, then the Fee will be prorated for the portion of such month during which this Agreement is in effect for the Fund.

6.                  Status of Investment Adviser. The services of the Adviser to the Trust and the Fund are not to be deemed exclusive, and the Adviser will be free to render similar services to others so long as its services to the Trust and the Fund are not impaired thereby. The Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. Nothing in this Agreement limits or restricts the right of any director, officer or employee of the Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

7.                  Permissible Interests. Trustees, agents, and stockholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Adviser are or may be interested in the Trust as trustees, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

8.                  Limits of Liability; Indemnification.

(a)               Neither the Adviser nor any director, manager, officer or employee of the Adviser performing services for the Trust at the direction or request of the Adviser in connection

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with the Adviser’s discharge of its obligations hereunder will be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with any matter to which this Agreement relates, and the Adviser will not be responsible for any action of the Board in following or declining to follow any advice or recommendation of the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement;  provided, however, that nothing herein contained will be construed: (i) to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties, or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement; or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Trustee or officer of the Trust against any liability of the Trust or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office with the Trust. The Trust agrees to indemnify the Adviser to the full extent permitted by the Trust’s Declaration of Trust and applicable law.

9.                  Term. This Agreement will remain in effect with respect to the Fund for an initial term of two years from the date that the Fund commences its operations, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval (except as otherwise permitted under the 1940 Act); provided, however, that:

(a)               the Trust may, at any time and without the payment of any penalty, terminate this Agreement with respect to the Fund upon 60 days’ written notice of a decision to terminate this Agreement by: (i) the Board; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)               the Adviser may, at any time and without the payment of penalty, terminate this Agreement with respect to the Fund upon 60 days’ notice to the Trust and the Fund;

(c)               this Agreement will immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the Rules thereunder); and

(d)               the terms of paragraph 8 of this Agreement will survive the termination of this Agreement.

10.              Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement will be effective with respect to the Fund until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

11.              Applicable Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of Delaware.

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12.              Representations and Warranties.

(a)               Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Trust and the Fund as follows: (i) the Adviser is a corporation duly organized and in good standing under the laws of the State of Pennsylvania and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; (ii) the Adviser is registered as an investment adviser with the SEC under the Advisers Act, and will maintain such registration in effect at all times during the term of this Agreement; and (iii) the Adviser will maintain errors and omissions insurance with respect to its advisory business in a reasonable amount.

(b)               Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Adviser as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the Securities and Exchange Commission under the 1940 Act; (iii) shares of the Trust are registered for offer and sale to the public under the Securities Act of 1933, as amended; and (iv) such registrations will be kept in effect during the term of this Agreement.

13.              Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Fund, and: (a) no breach of any term of this Agreement will create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no circumstances will the Adviser have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

14.              Conflicts with Fund’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Trust’s Declaration of Trust, the Trust’s Bylaws or any applicable statute or regulation, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund. The Adviser acknowledges that the Trustees retain ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

15.              Use of Names. The Trust acknowledges that all rights to the name “Connors” belong to the Adviser, and that the Trust is being granted a limited license to use such word in its name, the name of its series and the name of its classes of shares.

16.              Declaration of Trust. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust and agrees that the obligations assumed by the Trust or the Fund, as the case may be, pursuant to this Agreement are limited in all cases to the Trust or the Fund, as the case may be, and its assets, and the Adviser will not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust. In addition, the Adviser will not seek satisfaction of any such obligations from the Board or any individual member thereof. The Adviser understands that the rights and obligations of the Fund under the Declaration of Trust are separate and distinct from those of any and all other series of the

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Trust. The Adviser further understands and agrees that no other series of the Trust will be liable for any claims against the Fund and that the Adviser must look solely to the assets of the Fund for the enforcement or satisfaction of any claims against the Trust with respect to the Fund.

17.              Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its managers, members, officers and employees: (a) to treat confidentially and as proprietary information of the Fund: (i) all records and other information relative to the Fund’s prior, present or potential shareholders (and clients of said shareholders), and (ii) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”); and (b) except after prior notification to and approval in writing by the Fund or the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser. Such written approval shall not be unreasonably withheld by the Fund or the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

18.              Anti-Money Laundering Compliance. The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, the “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future. The Adviser further agrees to provide to the Fund and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Fund or the Trust. The Fund or the Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

19.              Certifications; Disclosure Controls and Procedures. The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the implementing regulations promulgated thereunder, the Trust is required to make certain certifications and has adopted disclosure controls and procedures. To the extent reasonably requested by the Trust or the Fund, the Adviser agrees to use its best efforts to assist the Trust in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Adviser agrees to inform the Trust of any material development related to the Fund that the Adviser reasonably believes is relevant to the Trust’s certification obligations under the Sarbanes-Oxley Act.

20.              Severability. If any provision of this Agreement is held to be or otherwise made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby and, to this extent, the provisions of this Agreement will be deemed to be severable.

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21.              Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

CONNORS FUNDS, on behalf of	CONNORS INVESTOR SERVICES, INC.
Connors Hedged Equity Fund

/s/ Peter J. Connors	/s/ Debora M. Covell
By: Peter J. Connors	By: Debora M. Covell
Title: President	Title: Chief Compliance Officer